Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies to Acquire iPipeline,
Leading Provider of Cloud-Based Software Solutions for the Life Insurance Industry

Sarasota, Florida, August 8, 2019 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, today announced that it has reached a definitive agreement to acquire iPipeline in an all-cash transaction valued at $1.625 billion.

iPipeline’s cloud-based software delivers award-winning solutions for the life insurance and annuity industries. iPipeline’s suite of SaaS-based applications provides workflow automation and seamless integration across a broad network of approximately 150 carriers, 1,350 distributors, and over 500,000 agents. The iPipeline network enables day-to-day connectivity essential to the design, delivery, and fulfillment of life insurance. iPipeline solutions help the network to reduce costs by improving cycle times and digitally enabling paper-based processes, while accelerating customer revenue by bringing new life insurance products and features to market faster.

“The iPipeline transaction demonstrates our disciplined capital deployment strategy by acquiring another high-quality business that will help grow and compound our cash flow,” said Neil Hunn, Roper’s President and CEO. “iPipeline is a terrific company with clear niche market leadership, a history of strong organic growth, high customer retention, and a management team that will thrive as part of Roper. We look forward to supporting iPipeline as they execute on numerous future growth opportunities while expanding the benefits enjoyed by their large and growing network of carriers, distributors, and agents.”

The iPipeline management team, led by newly appointed CEO Larry Berran, will continue to manage the business from its Exton, Pennsylvania headquarters. Larry joined iPipeline in 2002 and has served as Chief Operating Officer and Chief Financial Officer since 2008. iPipeline’s name and brands are not expected to change as a result of the transaction.

Acquisition Financing and Financial Outlook

Roper anticipates funding the transaction using its revolving credit facility and cash on hand. iPipeline is expected to contribute approximately $200 million of revenue and $70 million of after-tax free cash flow in 2020, excluding the impact of fair value accounting for deferred revenue and financing costs. Roper expects the acquisition to be immediately cash accretive and deliver high single digit organic revenue growth.

The transaction is expected to close in the third quarter, subject to regulatory approval and customary closing conditions.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com

About iPipeline

iPipeline is a leading provider of cloud-based software solutions for the life insurance and financial services industries. Through its SSG Digital, end-to-end platform, iPipeline accelerates and simplifies sales, compliance, operations, and support. iPipeline provides process automation and seamless integration between every participant in its ecosystem including carriers, agents, general agencies, advisors, broker-dealers, RIAs, banks, securities/mutual fund firms, and consumers on a global basis. iPipeline’s innovative solutions include pre-sales support, new business and underwriting, policy administration, point-of-sale execution of applications, post-sale support, data analysis, reporting, user-driven configuration, consumer delivery and self-service, and agency and firm management.

iPipeline’s platform is used by approximately 150 insurance carriers, 1,350 distributors and financial institutions, and their agents and licensed advisors in a cloud-based environment. With headquarters in Exton, Pennsylvania, iPipeline has locations in Bromley (UK), Burlington (Canada), Cheltenham (UK), Dallas, Fort Lauderdale, Huntersville (NC), Ontario (CA), Philadelphia, Pleasanton (CA), and Salt Lake City. Visit www.ipipeline.com

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

The Company has presented forward-looking statements regarding free cash flow. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking free cash flow to its most directly comparable forward-looking GAAP financial measure because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with quarter end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

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